Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

REPORTS SECOND QUARTER EARNINGS

AND MODIFIED 2007 EARNINGS GUIDANCE

August 3, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its second quarter 2007 earnings were $0.30 per share, versus the $0.39 per share reported in the second quarter of 2006. The recent quarter includes the negative impact of $0.05 per share from a dispute with an insurer regarding insurance claims related to the 2005 hurricanes. Due to the reduced profit level experienced in the second quarter, we are modifying our full year 2007 earnings guidance to a range of $1.30 – $1.50 per share. All financial data in the text portion of this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended June 30, 2007 were $258,128,000 versus the $207,053,000 in the second quarter of 2006. Total gross profit was $61,899,000 in the second quarter of 2007 versus $68,847,000 in the second quarter of 2006. Income before discontinued operations was $22,657,000 in the second quarter of 2007 and $29,357,000 in the comparable period of 2006. Net income was $22,870,000 in 2007’s second quarter versus $29,225,000 in 2006’s second quarter.

Consolidated results per share from continuing operations for the second quarter of 2007 were earnings of $0.30 with 76,414,000 weighted average diluted common shares outstanding versus $0.39 with 75,023,000 weighted average diluted common shares outstanding in the second quarter of 2006.

Divisional pretax earnings from continuing operations in the second quarter of 2007 versus the second quarter of 2006 were: Fluids Division – $10,265,000 in 2Q 2007 and $18,310,000 in 2Q 2006; Well Abandonment & Decommissioning Services (WA&D Services) – $12,675,000 in 2Q 2007 and $16,622,000 in 2Q 2006; Maritech – $8,561,000 in 2Q 2007 and $11,273,000 in 2Q 2006; and, Production Enhancement Division – $12,978,000 in 2Q 2007 and $11,851,000 in 2Q 2006.

Financial data aggregating the first six months of 2007, comparable data for 2006 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President & Chief Executive Officer, stated, “Our second quarter earnings were significantly below what we had hoped for and were materially affected by events during June. There are a number of reasons for this weaker than expected performance. Fortunately, many of these reasons are transitory.

“There can be significant volatility to our 2007 quarterly earnings. The primary reasons were spelled out in earlier press releases. During the year, we have to overcome about $50 million in pretax profit reductions (about $0.42 per share, after tax) that were not present in 2006. This is a combination of the roughly $30 million impact on our fluids business from 2007’s higher cost inventories, and about $20 million from lower natural gas prices for Maritech. Because of this “earnings hole,” the earnings from testing, WA&D Services and onshore fluids become even more important in attaining 2007 profits. A reduction in any of these other businesses therefore can cause significant volatility to quarterly corporate earnings. During the quarter, and particularly in June, all three of these business areas experienced situations that negatively impacted their profitability.

“During the quarter, our Fluids Division continued to be impacted by the higher inventory costs created by our decision to fully integrate our bromine operation. The series of events we precipitated in 2005 and 2006 left us with high cost inventories (versus today’s costs for the same inventory) and an obligation to buy additional high cost inventories to terminate an existing purchase contract. Once our obligations with respect to these high cost inventories have been satisfied and the high cost inventories have flushed through the system, we will begin to be benefited by our Chemtura agreements. Given the amount of product that we now hope to sell during the first three quarters of 2007, we believe a portion of the positive impact of the Chemtura agreements may begin to be seen as early as the fourth quarter of 2007. This means that we expect to generate a significant positive impact from these agreements in 2008.

“During 2007, we expected that a partial offset to the high cost Fluids inventories would come from our growing domestic onshore fluids service business. Unfortunately, in the second quarter, much of this business was located in Texas and southern Oklahoma. The exceptional rainfall in these areas during parts of May, June, and portions of July caused some of this activity to come to a standstill. We did not experience the activity and associated earnings in the second half of the quarter that had previously helped to offset the high cost inventory situation.

“As we documented in previous press releases, we did not expect our Maritech production to attain the originally budgeted volumes during the second quarter. This was due to the delay in production from two offshore platforms. Both of these platforms are anticipated to essentially be on-stream for much of August. During the second quarter, net production averaged approximately 5,200 B/D of oil and 26 MMCF/D of natural gas. This totaled about 57.2 MMCFE/D (at 6 MCF per barrel conversion). This was slightly less than the first quarter of 2007 (about 58 MMCFE/D) and appreciably less than original budgeted volumes. This shortfall was primarily caused by the delay referred to above. It is expected that mid-August net daily volumes should approach 6,600 B/D and 33.0 MMCF/D or an average of 72.6 MMCFE/D, as these two platforms begin sustained production.

“To help offset this volume shortfall, Maritech has undertaken an escalated development program for the second half of 2007. While we expect that this program will help offset some of the production deferral, it is unlikely that it will make up the entire shortfall. However, pricing of unhedged production volumes has, to-date in 2007, been above plan. Therefore, when including all of these variables (but excluding unique items), total profits from Maritech in 2007 may approach budgeted levels. Maritech had a unique item during the second quarter: the write-off of disputed insurance proceeds from work performed on assets damaged in the 2005 hurricanes. We remain committed to the recovery of all these amounts. Should Maritech ultimately receive insurance payments for these damages, the funds will flow to income in the period they are received.

“During the second quarter of 2007, we attempted to dramatically ramp-up activity in our WA&D Services business. We learned a lot in the process, but generated substantially less profits than anticipated. Our downed structure work was very efficient during the quarter. Unfortunately, because we finished certain aspects of these jobs in a shorter time, we had idle capacity for portions of the quarter. On heavy-lift projects above water, we worked off the majority of our remaining fixed price contracts at nominal profits, due to abnormally poor weather conditions. We were also unable to begin major offshore plugging work for three clients, until the third quarter. In addition, one of our three DSVs experienced start-up problems and worked only periodically (it is expected to be fully operational in about three weeks). What does all of this tell us? It says that we need to include some of these factors in our ongoing estimates, until we become more efficient. Instead of trying to dissect each WA&D Services contract separately, I believe a better approach will be to estimate gross segment profitability on a quarterly basis. Only when we materially add or subtract equipment or enter into significant new contracts should we modify this consolidated profit estimate. At today’s level of activity, WA&D Services is expected to generate pretax profits of $10 – $13 million in its first and fourth quarters and $15 – $21 million in the second and third quarters, on a go-forward basis.

“While our Production Enhancement Division showed increased profits, our testing business was affected by wet weather, particularly in Texas. Our testing service prices have increased this year, but the effects of weather-related lower utilization and increasing costs reduced gross margins during the quarter. Fortunately, the market remains robust for these services. TETRA expects to continue its domestic geographic expansion throughout this year. A major impetus for our testing business in 2007 is our international expansion. We began work in the Middle East in late July and should begin operations under a new contract in a Latin American country within a week. Our previously existing international testing business continues to grow. These areas, as well as other international work later in the year, should materially augment testing profitability throughout the remainder of 2007 and into 2008.

“Compressco’s operations remained strong during the second quarter. Profits continued to grow, both year-to-year and sequentially.

“Clearly the second half of 2007’s profits should exceed the first half, due, in part, to: lower Fluids product costs; fewer weather disruptions; increasing Maritech volumes; increasing international testing revenues; and, a more efficiently run WA&D Services operation. Given our first half results and the improving second half of 2007, we believe earnings of $1.30 – $1.50 per share are realistic for all of 2007. This is certainly not the earnings that we had hoped for, but even these earnings show our ability to grow. If we had suffered the same Fluids inventory costs and lower natural gas prices in 2006, as we have experienced them in 2007, we believe that our projected earnings for 2007 would compare very favorably with the earnings that would have been realized under those circumstances in 2006. With no similar “holes” anticipated for 2008, we look forward to significant earnings growth next year,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$80,667	$70,446	$153,778	$124,843
WA&D Division
WA&D Services	86,205	72,281	175,049	105,599
Maritech	51,376	37,967	100,684	75,906
Intersegment eliminations	(6,038)	(11,186)	(12,912)	(18,006)
WA&D Division total	131,543	99,062	262,821	163,499
Production Enhancement Division	46,099	37,715	89,446	70,265
Eliminations and other	(181)	(170)	(253)	(232)
Total revenues	258,128	207,053	505,792	358,375

Gross profit
Fluids Division	17,068	24,172	31,775	43,001
WA&D Division
WA&D Services	16,192	19,995	31,073	24,315
Maritech	9,148	11,208	20,502	30,002
Intersegment eliminations	2,329	(1,777)	3,903	(2,773)
WA&D Division total	27,669	29,426	55,478	51,544
Production Enhancement Division	17,457	15,507	33,855	28,287
Eliminations and other	(295)	(258)	(582)	(499)
Total gross profit	61,899	68,847	120,526	122,333

General and administrative expense	25,199	23,895	49,203	45,327
Operating income	36,700	44,952	71,323	77,006

Interest expense, net	4,306	3,403	8,209	5,718
Other expense (income)	(2,774)	(3,179)	(4,025)	(3,520)
**Income before taxes and discontinued operations (A)	35,168	44,728	67,139	74,808

Provision for income taxes	12,511	15,371	23,700	25,937
Income before discontinued operations	22,657	29,357	43,439	48,871
Discontinued operations:
Income (loss) from discontinued operations, net of taxes (A)	213	(132)	93	(129)

Net income	$22,870	$29,225	$43,532	$48,742

**Income before taxes and discontinued operations
Fluids Division	10,265	18,310	18,212	31,760
WA&D Division
WA&D Services	12,675	16,622	23,716	17,981
Maritech	8,561	11,273	19,689	29,138
Intersegment eliminations	2,329	(1,777)	3,903	(2,773)
WA&D Division total	23,565	26,118	47,308	44,346
Production Enhancement Division	12,978	11,851	25,146	20,866
Corporate overhead (includes interest)	(11,640)	(11,551)	(23,527)	(22,164)
Total	35,168	44,728	67,139	74,808

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.31	$0.41	$0.60	$0.68
Income (loss) from discontinued operations	0.00	(0.00)	0.00	(0.00)
Net income	$0.31	$0.41	$0.60	$0.68

Weighted average shares outstanding	73,812	71,649	73,112	71,445

Diluted per share information:
Income before discontinued operations	$0.30	$0.39	$0.57	$0.65
Income (loss) from discontinued operations	0.00	(0.00)	0.00	(0.00)
Net income	$0.30	$0.39	$0.57	$0.65

Weighted average shares outstanding	76,414	75,023	75,751	74,636

Depreciation, depletion and amortization (B)	$29,670	$19,406	$59,910	$36,043

(A) Information presented for each period reflects TETRA’s Venezuelan fluids and testing operations as discontinued operations.

(B) DD&A information for 2007 includes oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	June 30, 2007	December 31, 2006
	(In Thousands)
Cash	$10,322	$6,117
Accounts receivable, net	238,113	243,352
Inventories	116,018	118,837
Other current assets	44,466	39,791
PP&E, net	566,658	508,149
Other assets	175,369	169,944
Total assets	$1,150,946	$1,086,190

Current liabilities	$167,312	$161,758
Long-term debt	333,510	336,381
Other long-term liabilities	166,881	167,671
Equity	483,243	420,380
Total liabilities and equity	$1,150,946	$1,086,190

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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